EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Nanophase Technologies Corporation of our report dated March 29, 2013 relating to our audit of the financial statements, which appears in the Annual Report on Form 10-K of Nanophase Technologies Corporation for the year ended December 31, 2012.

/s/ McGladrey LLP

Schaumburg, Illinois

April 1, 2013